UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 20, 2006
Date of Report (Date of earliest event reported)

REVELSTOKE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-32593	98-0441019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1081 Kent Street, White Rock, British Columbia, Canada	V4B 4T2
(Address of principal executive offices)	(Zip Code)

(604) 240-8072
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01       Entry into a Material Definitive Agreement.

In accordance with the terms and conditions of a certain "Mineral Property Option Agreement", dated for reference as fully executed on October 20, 2006 (the "Option Agreement"), as entered into between Revelstoke Industries, Inc. (the "Company") and War Eagle Mining Company Inc. ("War Eagle"), War Eagle therein granted the Company the sole and exclusive option (the "Option") to acquire a 70% undivided interest in and to seven mineral claims, comprising a total of 979 hectares, which are located in the Province of Saskatchewan, Canada, approximately 135 kilometers northwest of La Ronge, Saskatchewan, and which are better known and described as the "George Lake" mineral claims (collectively, the "Property").

War Eagle is an exploration stage mining company conducting exploration activity in Mexico whose shares are presently listed for trading on the TSX Venture Exchange in Canada.

In order to exercise its Option the Company is required to incur, or cause to be incurred, on or before December 31, 2008, expenditures in connection with the Property of not less than $1,000,000 pursuant to a work program or work programs commenced and operated by the operator thereon. Upon exercise of the Option, if any, the parties further interests in and to the Property will be determined through an industry standard joint venture agreement which will be deemed to be effective upon the exercise of the Option.

The Company is in the process of evaluating the Property and in determining its best course of proposed exploration activity consequent thereon. At present the Company has been advised by War Eagle that the local and regional geology of the Property area is a favourable host for gold mineralization, and that the 2006 ground magnetic and VLF surveys carried out by War Eagle on the Property outline an anomalous central trend on the grid that may indicate the presence of mineralized shear zones.

SECTION 2 - FINANCIAL INFORMATION

Item 2.01       Completion of Acquisition or Disposition of Assets.

In order to exercise its Option to acquire the War Eagle Property the Company is required to incur, or cause to be incurred, on or before December 31, 2008, expenditures in connection with the Property of not less than $1,000,000 pursuant to a work program or work programs commenced and operated by the operator thereon. Upon exercise of the Option, if any, the parties further interests in and to the Property will be determined through an industry standard joint venture agreement which will be deemed to be effective upon the exercise of the Option.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02       Departure of Directors or Principal Officers; Appointment of Principal Officers.

Effective on October 20, 2006, the Board of Directors (the "Board") of the Company accepted the consent to act as director of the Company from Terence F. Schorn (the "Appointment").

Mr. Schorn is a graduate of the Haileybury School of Mines, holds a diploma in Gemology and has over 45 years experience in the mineral industry. Mr. Schorn is also a Professional Geoscientist, registered with The Association of Professional Engineers and Geoscientists of British Columbia, as well as an Accredited Gemologist.

Since January of 2001 Mr. Schorn has been the President and a director of War Eagle Mining Company Inc., an exploration stage mining company conducting exploration activity in Mexico whose shares are presently listed for trading on the TSX Venture Exchange (the "TSXV") in Canada.  Since February of 2006 Mr. Schorn has also been a director of Twenty-Seven Capital Corp, another TSXV listed company.  Mr. Schorn is also a director of Snowden Resources Corp., a reporting company listed for trading on the OTCBB.

As a consequence of the Board's acceptance of the Appointment, the Board is now comprised of each of Messrs. Schorn, Marcus M. Johnson, Alan Sedgwick, Stephen Jewett and D. Bruce Horton.

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a consequence of the recent acquisition by the Company of its Option to acquire War Eagle's Property, and in order to, perhaps, better reflect the Company's additional resource acquisition and development business resulting therefrom, the Board confirms that it plans to call a special general meeting of shareholders of the Company to, in part, amend the current Articles of the Company to provide for (i) a change in name of the Company to "Geneva Gold Corp.", or to such other name as the Board may determine, and (ii) to increase the current authorized capital of the Company from 50,000,000 to 200,000,000 common shares of common stock with the same par value of $0.001 per common share.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01       Financial Statements and Exhibits.

(a)       Financial statements of businesses acquired.

Not applicable.

(b)       Pro forma financial information.

Not applicable.

(c)       Shell company transactions.

Not applicable.

(d)       Exhibits.

                                                   Submitted herewith:
Exhibit	Description
10.1	Mineral Property Option Agreement, dated as fully executed on October 20, 2006, as entered into between Revelstoke Industries, Inc. and War Eagle Mining Company Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
REVELSTOKE INDUSTRIES, INC.
DATE: October 23, 2006	By: s/s Marcus M. Johnson ___________________________________ Marcus M. Johnson President, CEO and a director

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